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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Aceto Corporation:

We consent to the use of our report dated August 26, 2003, with respect to the consolidated balance sheets of Aceto Corporation and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income (loss), cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 2003, incorporated herein by reference.

Our report contains an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards (Statement) No. 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets", as of July 1, 2002.

                                                        /s/ KPMG LLP



Melville, New York
November 20, 2003